REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          LOUISIANA-PACIFIC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        Delaware                                        93-0609074
(STATE OF INCORPORATION)                       (IRS EMPLOYER IDENTIFICATION NO.)

        111 S.W. Fifth Avenue
        Portland, Oregon                                 97204
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

                         LOUISIANA-PACIFIC CORPORATION
                2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
                            (FULL TITLE OF THE PLAN)


                                Anton C. Kirchhof
                                    Secretary
                          Louisiana-Pacific Corporation
                              111 S.W. Fifth Avenue
                             Portland, Oregon 97204
                            Telephone (503) 221-0800
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)



                             CALCULATION OF REGISTRATION FEE

===========================================================================================

      TITLE OF                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
  SECURITIES TO BE   AMOUNT TO BE    OFFERING PRICE       AGGREGATE          AMOUNT OF
     REGISTERED       REGISTERED        PER SHARE        OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------
    Common Stock,
  par value $1 per
      share(1)        200,000 shares     (2)              $1,782,000(2)        $471
===========================================================================================

(1) Includes one Preferred Share Purchase Right for each share of Common Stock, exercisable on the terms and conditions specified therein. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock; value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(2) Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the average of the high and low sales prices, $8.91, reported for the Common Stock on the New York Stock Exchange-Composite Transactions on October 30, 2000.

PROSPECTUS

[LP LOGO]

                         LOUISIANA-PACIFIC CORPORATION
                               -------------------
                                 13,925 SHARES

                                  COMMON STOCK
                               -------------------

         This prospectus covers 13,925 shares (the "Shares") of Common Stock of Louisiana-Pacific Corporation ("LP") which may be offered for sale from time to time by the stockholders named in this prospectus under the heading "Selling Stockholders" or by their pledgees or donees. The selling stockholders are non-employee directors of LP who received the Shares as restricted stock under the LP 2000 Non-Employee Director Restricted Stock Plan.

         LP will receive no part of the proceeds from the sale of the Shares. See "Plan of Distribution" herein for a description of the manner in which the Shares may be sold.

         The last reported sale price of LP Common Stock (NYSE:LPX) on the New York Stock Exchange on October 30, 2000, was $9.1875 per share.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------


                The date of this prospectus is October 31, 2000.

                          LOUISIANA-PACIFIC CORPORATION

         LP is a major building products firm, operating approximately 80 facilities in the United States, Canada, and Ireland. For financial reporting purposes, LP divides its businesses into the following business segments:

         -    Structural  products,  which  include  structural  panel  products
              (oriented   strand  board  ("OSB")  and  plywood),   lumber,   and
              engineered wood products;

         - Exterior products, which include wood and vinyl siding, specialty OSB and accessories;

         - Industrial panel products, which include particleboard, medium density fiberboard and hardboard;

         -    Other products; and

         -    Pulp.

With the exception of pulp, LP's products are used primarily in the new home construction, home repair and remodeling, and manufactured housing markets. LP distributes its building products primarily through third-party distributors and home centers.

         LP was organized as a Delaware corporation in 1972. LP's executive offices are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204, telephone
(503) 221-0800.

                      WHERE YOU CAN FIND MORE INFORMATION

         The registration statement on Form S-8 of which this prospectus is a part contains additional information regarding LP. In addition to the registration statement, we file reports, proxy statements and other documents with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy these reports, proxy statements and other documents at the SEC's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the Public Reference Section at the foregoing address, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC maintains an Internet site that contains reports, proxy statements and other documents relating to issuers, such as LP, who file electronically with the SEC. The address of that site is: http://www.sec.gov.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The documents specified below, which we have filed with the SEC, are incorporated by reference into this prospectus. The information contained in these documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify, or supersede, as applicable, the information contained in earlier-dated documents.

         LP incorporates by reference into this prospectus the documents listed below and all documents filed by LP with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that the offering made by this prospectus is completed.

         - LP's annual report on Form 10-K for the year ended December 31, 1999.

         - LP's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000.

         - LP's current reports on Form 8-K filed on April 6, 2000, August 8, 2000, and August 17, 2000.

         - The description of LP's Common Stock included as Exhibit 99.1 to LP's current report on Form 8-K filed on May 26, 1998.

         - The description of LP's preferred share purchase rights contained in LP's Registration Statement on Form 8-K filed on May 26, 1998.

         You may obtain without charge a copy of any of the documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into the documents, by writing or telephoning Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204, Attention: Investor Relations, telephone (503) 221-0800.

                              SELLING STOCKHOLDERS

         The name of each selling stockholder, the amount of Common Stock owned by such selling stockholder at the date of this prospectus, the number of Shares to be offered by such selling stockholder, and the amount of Common Stock to be owned by such selling stockholder after completion of the offering, assuming all the Shares are sold, are set forth below. Each of the selling stockholders is a non-employee director of LP and the Shares to be sold by the selling stockholders under this prospectus were acquired pursuant to awards of restricted stock under the Louisiana-Pacific Corporation 2000 Non-Employee Director Restricted Stock Plan (the "Plan"). Awards under the Plan will vest in 2005 or, if earlier, the termination of a selling stockholder's membership on LP's Board of Directors due to death, disability, retirement, or a change in control of LP. During the past three years, LP has used the legal services of Jones, Day, Reavis & Pogue, of which Mr. McCartan is the managing partner.

                           Presently                     To Be Owned
                            Owned(1)   To Be Offered   After Offering(1)*
                           ---------   -------------   ------------------
William C. Brooks             1,561       1,461                 100
E. Gary Cook                  1,849       1,849                   0
Archie W. Dunham              2,461       1,461               1,000
Paul W. Hansen                2,961       1,461               1,500
Donald R. Kayser             35,258       1,461              33,797
Brenda Lauderback             1,461       1,461                   0
Patrick F. McCartan           1,461       1,461                   0
Lee C. Simpson               24,704       1,461              23,243
Colin D. Watson               1,849       1,849                   0

*Less than 1 percent of outstanding Common Stock.

(1) Does not include shares subject to outstanding options granted under the Louisiana-Pacific Corporation 1992 Non-Employee Director Stock Option Plan as follows: Mr. Brooks, 27,000 shares; Mr. Cook, 9,000 shares; Mr. Dunham, 45,000 shares; Mr. Hansen, 9,000 shares; Mr. Kayser, 90,000 shares; Ms. Lauderback, 45,000 shares; Mr. McCartan, 9,000 shares; Mr. Simpson, 45,000 shares; and Mr. Watson, 9,000 shares.

                              PLAN OF DISTRIBUTION

         LP is registering the Shares on behalf of the selling stockholders, including donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be paid by LP. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares will be paid by the selling stockholders. The selling stockholders may sell Shares from time to time on the NYSE or in negotiated transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. Such transactions may or may not involve brokers or dealers. As of the date of this prospectus, the selling stockholders have not entered into any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of their Shares.

         The selling stockholders may sell Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

         If a selling stockholder notifies LP that a donee or pledgee intends to sell more than 500 Shares, LP will file a supplement to this prospectus disclosing the donee's or pledgee's name and other pertinent information.

                                  MISCELLANEOUS

         You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplements. No one has been authorized to provide you with any other information in respect of this offering of Shares. You should not assume that the information in this prospectus or any supplement is current as of any date other than the date set forth on the document.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         The following documents filed by the registrant with the Securities and
Exchange   Commission  are  incorporated  by  reference  in  this   registration
statement:

              (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

              (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000.

              (c) The registrant's Current Reports on Form 8-K filed on April 6, 2000, August 8, 2000, and August 17, 2000.

              (d) The description of the registrant's Common Stock included as Exhibit 99.1 to the registrant's Current Report on Form 8-K filed May 26, 1998.

              (e)  The   description  of  preferred  share  purchase  rights
              contained in the registrant's Registration Statement on Form 8-A filed May 26, 1998.

         All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         Indemnification

         The registrant's certificate of incorporation generally provides that its directors will have no personal liability to the registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duties. However, the directors nonetheless remain liable for breaches of their duty of loyalty to the registrant and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit.

         Section 174 of the Delaware General Corporation Law ("Law") provides that any director against whom a claim shall be successfully asserted under said section for an unlawful payment of a dividend or an unlawful stock purchase or redemption shall be entitled to be subrogated to the rights of the corporation against stockholders who received the dividend on, or assets for the sale or redemption of, their stock with knowledge that the same was unlawful. Said section also provides

                                   - II-1 -
that any such director shall be entitled to contribution from the other directors who voted for or concurred in the unlawful dividend, stock purchase, or redemption.

         The registrant's certificate of incorporation and bylaws provide that the registrant shall indemnify its officers and directors to the full extent permitted by Section 145 of the Law, as amended from time to time. Said Section 145 authorizes a corporation, under certain conditions, to indemnify each person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against certain expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, in which he was or is a party or is threatened to be made a party by reason of being or having been such director, officer, employee, or agent. In addition to the indemnification authorized by Section 145 of the Law, the registrant's bylaws provide that the registrant shall indemnify any natural person (not including non-employee lawyers, accountants, actuaries, investment advisers, or arbitrators acting in such capacity) who is or was serving in a fiduciary capacity with respect to one of the registrant's employee benefit or welfare plans or who is or was performing any service or duty on behalf of the registrant with respect to such a plan, against all expenses, judgments, fines, and amounts paid in settlement incurred by such person in connection with any action or proceeding arising out of such service or performance, to the extent such expenses and amounts are insurable but not covered by collectible insurance or otherwise indemnified. Such indemnification shall not be available to any person who participated in or knowingly failed to take appropriate action with respect to any violation of any responsibilities or obligations imposed upon fiduciaries by law, knowing such to be a violation of such responsibilities or obligations.

         Insurance

         The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.  Undertakings.
         ------------

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
              10(a)(3) of the Securities Act of 1933 ("Securities Act");

                           (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                   - II-2 -

                           (iii)  To  include  any  material   information  with
              respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining  any liability  under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from  registration by means of a  post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.


                                   - II-3 -

                                   SIGNATURES

The Registrant.
--------------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 31st day of October, 2000.

                       LOUISIANA-PACIFIC CORPORATION
                       (Registrant)


                       By  /s/ Curtis M. Stevens
                           -----------------------------------
                           Curtis M. Stevens
                           Vice President, Treasurer and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 31st day of October, 2000.

                           Signature                                     Title
                           ---------                                     -----
         (1)  Principal Executive Officer and Director


          MARK A. SUWYN*                                      Chairman of the Board,
                                                              Chief Executive Officer and Director


         (2)  Principal Financial and Accounting Officer:



         CURTIS M. STEVENS*                                   Vice President, Treasurer
                                                              and Chief Financial Officer

         (3)  A majority of the Board
                of Directors:

         WILLIAM C. BROOKS*                                            Director
         E. GARY COOK*                                                 Director
         ARCHIE W. DUNHAM*                                             Director
         PAUL W. HANSEN*                                               Director
         DONALD R. KAYSER*                                             Director
         BRENDA LAUDERBACK*                                            Director
         PATRICK F. McCARTAN*                                          Director
         LEE C. SIMPSON*                                               Director
         COLIN D. WATSON*                                              Director

         *By  /s/ Anton C. Kirchhof
              ----------------------------
                   Anton C. Kirchhof
                   Attorney-in-fact

                                   - II-4 -

                                INDEX TO EXHIBITS

4.1 The registrant's Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3(a) to the registrant's Form 10-Q report for the quarter ended June 30, 1993.

4.2 The registrant's Bylaws as amended June 26, 2000. Incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q report for the quarter ended June 30, 2000.

4.3 Rights Agreement, dated as of May 26, 1998, between the registrant and First Chicago Trust Company of New York, as Rights Agent, including the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B. Incorporated by reference to
         Exhibit 1 to the registrant's Registration Statement on Form 8-A filed May 26, 1998.

5 Opinion of Miller Nash LLP as to the legality of the securities being registered.

23.1     Consent of Deloitte & Touche LLP.

23.2     Consent of Miller Nash LLP (included in Exhibit 5).

24       Power of attorney of certain officers and directors.

------------------

         Other exhibits listed in Item 601 to Regulation S-K are not applicable.


                                   - II -5 -